   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 2004

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                              HALLIBURTON COMPANY
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           76-2677995
           (State or other jurisdiction                              (I.R.S. Employer
         of incorporation or organization)                          Identification No.)

                             ---------------------

                                                                 ALBERT O. CORNELISON, JR.
         1401 MCKINNEY STREET, SUITE 2400              EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
               HOUSTON, TEXAS 77010                                 HALLIBURTON COMPANY
                  (713) 759-2600                             1401 MCKINNEY STREET, SUITE 2400
(Address, including zip code, and telephone number,                HOUSTON, TEXAS 77010
                     including                                        (713) 759-2600
  area code, of registrant's principal executive     (Name, address, including zip code, and telephone
                     offices)                                             number,
                                                        including area code, of agent for service)

                             ---------------------

                                    COPY TO:

                 DARRELL W. TAYLOR                                    ANDREW M. BAKER
                BAKER BOTTS L.L.P.                                  BAKER BOTTS L.L.P.
               910 LOUISIANA STREET                                  2001 ROSS AVENUE
             HOUSTON, TEXAS 77002-4995                           DALLAS, TEXAS 75201-2980
                  (713) 229-1234                                      (214) 953-6500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF            AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED              UNIT               PRICE(1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Senior Notes due 2007...............     $500,000,000             100%             $500,000,000          $63,350(2)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(2) A registration fee of $63,350 was paid in connection with the Registration Statement (333-112977) on Form S-4 of Halliburton Company, as filed with the Commission on February 20, 2004, to register $500,000,000 of Senior Notes due 2007. The Registration Statement (333-112977) on Form S-4 was subsequently withdrawn on November 18, 2004, and all of the securities offered thereunder remain unsold. Pursuant to Rule 457(p) under the Securities Act, all of the registration fee paid under the Registration Statement (333-112977) on Form S-4 will be used to offset against the registration fee due for this registration statement. Accordingly, no registration fee is being paid with this registration statement.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2004

PROSPECTUS

                               (HALLIBURTON LOGO)

                                  $500,000,000

                              HALLIBURTON COMPANY

                       SENIOR NOTES DUE JANUARY 26, 2007

     This prospectus relates to $500,000,000 aggregate principal amount of our Senior Notes due January 26, 2007. We originally issued and sold the notes to Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., ABN Amro Incorporated, HSBC Securities (USA) Inc., The Royal Bank of Scotland plc and Merrill Lynch, Pierce, Fenner & Smith Incorporated in a private placement in January 2004. This prospectus will be used by selling securityholders to resell their notes.

     The notes bear interest at a floating rate equal to three-month LIBOR plus 0.75%. Interest on the notes is payable quarterly on the 26th day of January, April, July and October of each year, beginning April 26, 2004. The notes are not guaranteed by any of our subsidiaries.

     The notes will mature on January 26, 2007.

     On January 26, 2005, or on any interest payment date thereafter, we will have the option to redeem all or a portion of the notes that have not been previously repurchased at the redemption prices set forth in this prospectus.

     The notes are our senior unsecured obligations and rank equally with all our other existing and future unsecured senior indebtedness. The notes are evidenced by one or more global notes deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company. Except as described in this prospectus, beneficial interests in the global notes will be shown on, and transfers thereon will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE INVESTING IN THE NOTES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS        , 2004.

     YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANY PERSON (INCLUDING ANY SALESMAN OR BROKER) TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THAT DOCUMENT AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    i
Where You Can Find More Information.........................   ii
Prospectus Summary..........................................    1
Risk Factors................................................    5
Use of Proceeds.............................................    7
Description of Selected Settlement-Related Indebtedness.....    8
Description of Notes........................................   13
Registration Rights Agreement...............................   25
Selling Securityholders.....................................   27
Material United States Federal Income Tax Consequences......   28
Plan of Distribution........................................   32
Legal Matters...............................................   33
Experts.....................................................   33

                             ---------------------

                           FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this prospectus and the documents incorporated by reference herein are forward-looking and use words like "may," "may not," "believe," "do not believe," "expect," "do not expect," "plan," "does not plan," "anticipate," "do not anticipate," and other expressions. We may also provide oral or written forward-looking information in other materials we release to the public. Forward-looking information involves risks and uncertainties and reflects our best judgment based on current information. Our results of operations can be affected by inaccurate assumptions we make or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of our forward-looking information. As a result, the accuracy of our forward-looking information cannot be guaranteed. Actual events and the results of operations may vary materially.

     While it is not possible to identify all factors, we continue to face many risks and uncertainties that could cause actual results to differ from our forward-looking statements, including the risks described in "Risk Factors," in our Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Forms 10-K/A filed on March 15 and May 12, 2004, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004.

     In addition, future trends for pricing, margins, revenues and profitability remain difficult to predict in the industries we serve. We do not assume any responsibility to publicly update any of our forward-looking statements regardless of whether factors change as a result of new information, future events or for any other reason. You should review any additional disclosures we make in our press releases and our reports on Forms 10-K, 10-Q, 8-K and 8-K/A filed with or furnished to the SEC. We also suggest that you listen to our quarterly earnings release conference calls with financial analysts.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You also can obtain additional information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov, and our electronic SEC filings are also available from our web site at www.halliburton.com. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The following documents are incorporated into this prospectus by this reference. They disclose important information that each holder should consider when deciding whether to invest in the notes.

     - Our Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Forms 10-K/A filed on March 15 and May 12, 2004;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004; and

     - The Item 5 and 8.01 disclosures in our Current Reports on Form 8-K filed February 12, February 19, March 19, May 5, May 21, June 14, June 18, June 29, July 19, July 22, July 23, July 28, August 17, August 19, September 2, September 27, October 15 and November 17, 2004; and the Item 5 disclosure in our Current Report on Form 8-K/A filed on July 28, 2004.

     All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference in this prospectus. Information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC prior to the termination of the offering will automatically update and supersede this information.

     We will provide without charge to each person, including a beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to:

                              Halliburton Company
                           1401 McKinney, Suite 2400
                              Houston, Texas 77010
                      Attention: Albert O. Cornelison, Jr.
                  Executive Vice President and General Counsel
                           Telephone: (713) 759-2600

                               PROSPECTUS SUMMARY

     The following summary should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully read this prospectus and the documents we incorporate by reference to fully understand the terms of the notes as well as the tax and other considerations that are important to you in making a decision about whether to invest in the notes. In this prospectus, we refer to Halliburton Company and its subsidiaries as "we," "us," "our" or "Halliburton," unless we specifically indicate otherwise or the context clearly indicates otherwise.

                              HALLIBURTON COMPANY

     We are one of the world's largest oilfield services companies and a leading provider of engineering and construction services. We had total revenues for the year ended December 31, 2003 of approximately $16.3 billion and total revenues for the nine months ended September 30, 2004 of approximately $15.3 billion.

     Our five business segments are organized around how we manage our business:
Drilling and Formation Evaluation, Fluids, Production Optimization, Landmark and Other Energy Services and the Engineering and Construction Group. We sometimes refer to the combination of Drilling and Formation Evaluation, Fluids, Production Optimization and Landmark and Other Energy Services segments as the Energy Services Group. Through our Energy Services Group, we provide a wide range of services and products, as well as integrated solutions to customers for the exploration, development and production of oil and gas. The Energy Services Group serves major, national and independent oil and gas companies throughout the world. Our Engineering and Construction Group (known as KBR) provides a wide range of services to energy and industrial customers and government entities worldwide.

                             ---------------------

     We are a Delaware corporation. Our principal executive offices are located at 1401 McKinney, Suite 2400, Houston, Texas 77010, and our telephone number at that address is (713) 759-2600.

                                  THE OFFERING

Issuer........................   Halliburton Company.

Notes Offered.................   $500,000,000 aggregate principal amount of
                                 senior notes due January 26, 2007.

Maturity Date.................   The notes will mature on January 26, 2007,
                                 unless earlier redeemed by us.

Interest and Interest Payment
Dates.........................   The notes bear interest at a floating rate
                                 equal to three-month LIBOR plus 0.75%. Interest on the notes is payable quarterly on the 26th day of January, April, July and October of each year, beginning April 26, 2004.

Optional Redemption...........   On January 26, 2005, or on any quarterly
                                 interest payment date thereafter, we will have the option to redeem for cash all or a portion of the notes that have not been previously repurchased upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the trustee and each holder of notes, for a price equal to 100% of the aggregate principal amount of the notes to be redeemed plus any accrued and unpaid interest and additional interest amounts owed, if any, to the redemption date. See "Description of Notes -- Optional Redemption."

Covenants.....................   We issued the notes under an indenture that
                                 contains covenants for your benefit. Among other things, these covenants restrict our ability to incur indebtedness secured by liens under specified circumstances without equally and ratably securing the notes.

Ranking.......................   The notes are our general, senior unsecured
                                 indebtedness and rank equally with all of our existing and future senior unsecured indebtedness. The notes effectively rank junior to any existing or future secured indebtedness, unless and to the extent the notes are entitled to be equally and ratably secured. As of the date of this prospectus, we had no outstanding advances under our master letter of credit facility or our revolving credit facilities and no other outstanding secured indebtedness. In addition, the notes are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. At September 30, 2004, the aggregate indebtedness of our subsidiaries was approximately $109 million, and other liabilities of our subsidiaries, including trade payables, accrued compensation, advanced billings, income taxes payable and other liabilities (other than asbestos and intercompany liabilities) were approximately
                                 $5.7 billion, and accrued asbestos and silica liabilities were approximately $4.4 billion.

                                 In the fourth quarter of 2003, we entered into
                                 (1) a secured master letter of credit facility intended to ensure that existing letters of credit supporting our contracts remain in place during the Chapter 11 proceedings of some of our subsidiaries and (2) a secured $700 million revolving credit facility for general working capital purposes. In July 2004, we entered into an additional secured $500 million 364-day revolving credit facility for general working capital purposes with terms substantially similar to our existing $700 million revolving credit facility (together with the master letter of credit facility and the $700 million revolving credit facility, the "credit facilities"). As of September 30, 2004, we had issued a letter of credit for approximately $172 million under the $700 million revolving credit facility to replace an existing letter of credit expiring on our Barracuda-Caratinga project, which reduced the availability under this revolving credit facility to $528 million. The terms of the notes and the terms of the credit facilities provide that the notes and certain of our outstanding debt securities will share in collateral pledged to secure borrowings under the credit facilities if and when the total of all our Secured Debt (as defined in the notes) exceeds 5% of the consolidated net tangible assets of Halliburton and its subsidiaries. The terms of the credit facilities currently limit the amount of indebtedness we can issue in the future that would be equally and ratably secured with indebtedness under the credit facilities. The credit facilities also provide that the collateral pledged to secure borrowings under the credit facilities will be released after
                                 (1) completion of the Chapter 11 plan of reorganization of DII Industries, Kellogg Brown & Root and our other affected subsidiaries and
                                 (2) satisfaction of the other conditions described in this prospectus. For additional information, see "Description of Selected Settlement-Related Indebtedness."

No Subsidiary Guarantees......   While the notes are not guaranteed by any of
                                 our subsidiaries, borrowings under the credit facilities are guaranteed by some of our subsidiaries. Accordingly, the notes are structurally subordinated to the debt guaranteed by our subsidiaries for the duration of the guarantees. The terms of the credit facilities provide that any of these subsidiary guarantees will be released after (1) completion of the Chapter 11 plan of reorganization of DII Industries, Kellogg Brown
                                 & Root and our other affected subsidiaries and
                                 (2) satisfaction of the other conditions described in this prospectus. For additional information, see "Description of Selected
                                 Settlement-Related Indebtedness."

Form and Denomination.........   The notes are represented by global notes in
                                 fully registered form, without coupons,
                                 deposited with a custodian for, and registered in the name of a nominee of, The Depository
                                 Trust Company. Beneficial interests in a global note are shown on, and transfers of the global notes will be effected only through, records maintained by DTC and its participants. See
                                 "Description of Notes -- Book-Entry System."

Governing Law.................   The indenture and the notes are governed by,
                                 and construed in accordance with, the laws of the State of New York.

Trustee.......................   JPMorgan Chase Bank.

                                  RISK FACTORS

     You should carefully consider all of the information set forth or incorporated by reference in this prospectus and, in particular, the specific factors in the section of this prospectus entitled "Risk Factors" for an explanation of certain risks of investing in the notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

NINE MONTHS ENDED       YEARS ENDED DECEMBER 31,
  SEPTEMBER 30,     --------------------------------
      2004          2003   2002   2001   2000   1999
-----------------   ----   ----   ----   ----   ----
       3.0          4.4     --(a) 5.2    2.4    2.4

---------------

(a) For the year ended December 31, 2002, earnings were inadequate to cover fixed charges by $269 million.

     For purposes of computing the ratio of earnings to fixed charges: (1) fixed charges consist of interest on debt, amortization of debt discount and expenses and a portion of rental expense determined to be representative of interest and
(2) earnings consist of income (loss) from continuing operations before income taxes, minority interest, cumulative effects of accounting changes plus fixed charges as described above, adjusted to exclude the excess or deficiency of dividends over income of 50% or less owned entities accounted for by the equity method.

                                  RISK FACTORS

     You should carefully consider the risks described below and incorporated by reference in this prospectus before making an investment decision. Due to the risks described in the documents incorporated by reference, our business, financial condition or results of operations could be materially and adversely affected. See "Where You Can Find More Information" for a description of the information we have included or incorporated by reference into this prospectus. In particular, you should consider the information included under "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Forward-Looking Information and Risk Factors" in Item 2 of Part I of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which information will be updated under similar headings in our future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and by Item 8.01 disclosure in our future Current Reports on Form 8-K.

     This prospectus and the documents we incorporate by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described in the documents we incorporate by reference.

OUR FINANCIAL CONDITION IS DEPENDENT ON THE EARNINGS OF OUR SUBSIDIARIES.

     We are a holding company and our assets consist primarily of direct and indirect ownership interests in, and our business is conducted substantially through, our subsidiaries. Consequently, our ability to repay our debt, including the notes, depends on the earnings of our subsidiaries, as well as our ability to receive funds from our subsidiaries through dividends, repayment of intercompany notes or other payments. The ability of our subsidiaries to pay dividends, repay intercompany debt or make other advances to us is subject to restrictions imposed by applicable laws (including bankruptcy laws), tax considerations and the terms of agreements governing our subsidiaries. Our foreign subsidiaries in particular may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us, and other limits. If we do not receive such funds from our subsidiaries, our financial condition would be materially adversely affected.

YOU WILL HAVE NO RECOURSE AGAINST OUR SUBSIDIARIES IN THE EVENT OF A DEFAULT ON THE NOTES.

     As a holding company, we rely primarily on dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. See "-- Our financial condition is dependent on the earnings of our subsidiaries" above. We are a legal entity separate and distinct from our subsidiaries, and holders of the notes will be able to look only to us for payments on the notes. In addition, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subject to the satisfaction of claims of the subsidiaries' creditors. Consequently, the notes will be subordinate to all liabilities, including their guarantees of our other indebtedness and their trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Borrowings under the credit facilities we entered into in connection with the proposed plan of reorganization of some of our subsidiaries are guaranteed by some of our subsidiaries. See "Description of Selected Settlement-Related Indebtedness."

THE NOTES WILL BE EFFECTIVELY JUNIOR TO ALL SECURED INDEBTEDNESS UNLESS THEY ARE ENTITLED TO BE EQUALLY AND RATABLY SECURED.

     The notes are our unsecured obligations and rank equally with all our other unsecured indebtedness. However, the notes are structurally subordinated to indebtedness of our subsidiaries and effectively subordinated to our secured debt to the extent of the value of the assets securing such debt. In the fourth quarter of 2003, we entered into (1) a secured master letter of credit facility intended to ensure that existing letters of credit supporting our contracts remain in place during the Chapter 11 proceedings of some of our subsidiaries and (2) a secured $700 million revolving credit facility for general working capital purposes. In July 2004, we entered into an additional secured $500 million 364-day revolving credit facility for general working capital purposes with terms substantially similar to our existing $700 million revolving credit facility. As of September 30, 2004, the availability under this revolving credit facility had been reduced to

$528 million. We have no outstanding advances under the credit facilities and no other outstanding secured indebtedness. Under the credit facilities, the lenders have limited the amount of indebtedness we can issue that would be equally and ratably secured with indebtedness under the credit facilities. See "Description of Selected Settlement-Related Indebtedness." The indenture governing the notes permits us to incur an amount of Secured Debt (as defined in the notes) up to 5% of our consolidated net tangible assets before the notes will be entitled to equal and ratable security and the notes are effectively junior to any secured indebtedness until the notes are entitled to be equally and ratably secured. In addition, certain of our notes, including our 8.75% notes due 2021, our 3 1/8% convertible senior notes due 2023, our medium-term notes, our 7.6% debentures due 2096, our senior notes due 2005 and our 5 1/2% senior notes due 2010 will, and certain new issuances may, be entitled to be secured on the same basis as the notes.

     In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

BECAUSE WE ARE A HOLDING COMPANY, THE NOTES ARE STRUCTURALLY SUBORDINATED TO ALL OF THE INDEBTEDNESS OF OUR SUBSIDIARIES.

     The notes are a general unsecured obligation of Halliburton. We are a holding company and our assets consist primarily of direct and indirect ownership interests in, and our business is conducted substantially through, our subsidiaries. As a consequence, any of our indebtedness, including the notes, are structurally subordinated to all of the indebtedness of our subsidiaries. In addition, because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise, and the ability of holders of the notes to benefit indirectly from that kind of distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us. At September 30, 2004, the aggregate indebtedness of our subsidiaries was approximately $109 million, and other liabilities of our subsidiaries, including trade payables, accrued compensation, advanced billings, income taxes payable and other liabilities (other than asbestos and intercompany liabilities) were approximately $5.7 billion, and accrued asbestos and silica liabilities were approximately $4.4 billion. In addition, while the notes are not guaranteed by any of our subsidiaries, borrowings under our credit facilities are guaranteed by some of our subsidiaries. We also have joint ventures and subsidiaries in which we own less than 100% of the equity so that, in addition to the structurally senior claims of creditors of those entities, the equity interests of our joint venture partners or other shareholders in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These joint ventures and less than wholly owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the notes. Accordingly, the notes are effectively subordinated to all existing and future liabilities of our subsidiaries and all liabilities of any of our future subsidiaries.

WE MAY INCUR ADDITIONAL INDEBTEDNESS RANKING EQUAL TO THE NOTES.

     If we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

WE WILL BE ABLE TO INCUR MORE INDEBTEDNESS AND THE RISKS ASSOCIATED WITH OUR LEVERAGE, INCLUDING OUR ABILITY TO SERVICE OUR INDEBTEDNESS, WILL INCREASE AS WE INCUR ADDITIONAL INDEBTEDNESS.

     As of September 30, 2004, we had approximately $3.955 billion of indebtedness, representing a total debt to capitalization ratio of 70%. We may need to incur or issue additional indebtedness to finance the remaining cash portion of our proposed plan of reorganization of some of our subsidiaries. Further, the indenture that governs the notes does not restrict us from issuing additional indebtedness. Our level of debt is substantial, and the risks associated with our leverage could have important consequences to you, including the following:

     - our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

     - we would be obligated to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for other purposes such as potential acquisitions and capital expenditures;

     - we could potentially have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

     - we would be more vulnerable to general economic downturns and adverse developments in our business.

     We expect to obtain money to pay our expenses and to pay the principal and interest on the notes and other debt from cash flow from distributions from our subsidiaries. Our ability to meet our expenses depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. The failure to generate sufficient cash flow could significantly adversely affect the value of the notes.

THERE IS NO ESTABLISHED TRADING MARKET FOR THE NOTES AND THERE MAY NEVER BE ONE.

     There is no established trading market. We do not currently intend to apply for listing of the notes on any securities exchange. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, we cannot assure you as to the development of liquidity of any market for the notes. Further, if markets were to develop, the market price for the notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling securityholders of the notes.

            DESCRIPTION OF SELECTED SETTLEMENT-RELATED INDEBTEDNESS

     In connection with the proposed plan of reorganization of some of our subsidiaries, in the fourth quarter of 2003, we entered into (1) the Master LC Facility intended to ensure that existing letters of credit supporting our contracts remain in place during the Chapter 11 proceedings of some of our subsidiaries, which allows advances until December 31, 2004, and (2) a secured $700 million revolving credit facility for general working capital purposes, which matures in October 2006. As of September 30, 2004, the availability under this revolving credit facility had been reduced to $528 million. In July 2004, we entered into an additional secured $500 million 364-day revolving credit facility for general working capital purposes with terms otherwise substantially similar to our existing secured $700 million revolving credit facility maturing in October 2006. The notes will share in the collateral pledged to secure the credit facilities at times when the threshold for Secured Debt (as defined in the notes) is exceeded by advances and letter of credit drawings under the credit facilities.

     The following discussion is a summary of selected provisions of the facilities described in the first paragraph of this "Description of Selected Settlement-Related Indebtedness." It does not restate the facilities in their entirety and this summary is qualified in its entirety by reference to the full and complete text of the credit facilities.

MASTER LC FACILITY

     In connection with the proposed plan of reorganization of some of our subsidiaries, Halliburton (and to the extent that they are account parties in respect of specified existing letters of credit, DII Industries and Kellogg Brown & Root) entered into a senior secured master letter of credit facility with a syndicate of banks made up of those banks holding at least 90% of the face amount of certain of our then existing letters of credit. The Master LC Facility is now effective. The Master LC Facility covers at least 90% of the face amount of certain of our then existing letters of credit, such credit to be provided by each lender to the extent of any draw on an existing letter of credit issued by it. In addition, the Master LC Facility provides a discretionary facility for the issuance of new letters of credit, so long as the total facility does not exceed an amount equal to the amount of the facility at closing plus $250 million. The existing letters of credit issued by the lenders entering into the Master LC Facility and any additional letters of credit issued under the facility are referred to herein as the "Facility LCs."

     For so long as the Master LC Facility is secured by any collateral, as defined in the Master LC Facility, Halliburton Energy Services and certain domestic subsidiaries of Halliburton and Halliburton Energy Services will guaranty the obligations under the Master LC Facility. In any event, we shall remain at all times during the term of the Master LC Facility an obligor with respect to any LC Advance (as defined below) in respect of which we are not the account party. As used herein, "subsidiaries" of us and Halliburton Energy Services is determined after giving effect to the restructuring that occurred immediately prior to the Chapter 11 filing and excludes DII Industries and its subsidiaries during the period before the plan of reorganization has been confirmed and the related court orders have been entered (the "Exit Date").

     The purpose of the Master LC Facility is to provide a term-out for any draws prior to December 31, 2004, but no later than the Exit Date (the "Term-Out Date") on Facility LCs, as well as to provide collateral for the reimbursement obligations in respect thereof. During the term of the Master LC Facility prior to the Term-Out Date, any draw on a Facility LC will be funded by the lender that issued such Facility LC (each such funding, an "LC Advance"). Until the Term-Out Date, the terms of the Master LC Facility will override any reimbursement, cash collateral or other agreements or arrangements between any individual lender and the account party or any of its affiliates relating to the Facility LCs, whether or not drawn, and until such advance is repaid, the terms of the Master LC Facility will override any such agreement or arrangement relating to any Facility LC which is drawn prior to the Term-Out Date. Each lender has permanently waived any right that it might otherwise have pursuant to any such agreement or arrangement to demand cash collateral as a result of the filing of Chapter 11 proceedings of some of our subsidiaries.

     On the occurrence of the Term-Out Date, all LC Advances outstanding under the Master LC Facility on the Term-Out Date, if any, will become term loans payable in full on June 30, 2005 (unless prepaid prior to such date) and all undrawn Facility LCs shall cease to be subject to the terms of the Master LC Facility.

     We may, upon at least five business days' notice and at the end of any applicable interest period, prepay any portion of the LC Advances as follows:
(1) before the occurrence of the Exit Date, ratably among all lenders, with such prepayment being used to prepay the outstanding LC Advances at such time and to cash collateralize obligations at such time, and (2) after the occurrence of the Exit Date, to prepay outstanding LC Advances ratably among all lenders that have made LC Advances, in each case, without penalty.

     Prior to the occurrence of the Collateral Release Date (as defined below), the Master LC Facility must be cash collateralized with the net proceeds of any sales of collateral and the net cash proceeds of any sales of other assets, subject to certain exceptions. Such cash collateral will be shared pro rata among the lenders and the lenders under the Revolving Credit Facilities (as defined below). To the extent that the aggregate principal amount of all LC Advances and borrowings under the Revolving Credit Facilities exceed 5% of the consolidated net tangible assets of Halliburton and its subsidiaries, such cash collateral will also be shared pro rata with the holders of Halliburton's 8.75% notes due 2021, 3 1/8% convertible senior notes due 2023, medium term notes, 7.6% debentures due 2096, senior notes due 2005, 5 1/2% senior notes due 2010, the senior notes due 2007 (whether registered or unregistered) and any other issue of debt securities of Halliburton that Halliburton may effect prior to the Exit Date (a "New Issuance") to the extent that such New Issuance includes a requirement that the holders thereof be equally and ratably secured with Halliburton's other creditors (provided that the amount of such New Issuance which may be so secured does not exceed $500 million). After the Exit Date, if the conditions to release of collateral have been satisfied, any cash collateral held pursuant to the preceding sentence, subject to certain exceptions, will be applied to ratably prepay outstanding LC Advances at such time.

     Until the date of satisfaction of the conditions for release of the collateral identified below, the Master LC Facility will be secured by a perfected, first-priority lien on (1) 100% of the stock of Halliburton Energy Services, (2) 100% of the stock or other equity interests owned by us and Halliburton Energy Services of the first-tier domestic subsidiaries of Halliburton and Halliburton Energy Services (other than Halliburton Affiliates
LLC), (3) 66% of the equity interests of Halliburton Affiliates LLC and (4) 66% of the stock or other equity interests owned by us or Halliburton Energy Services of the first-tier foreign subsidiaries of Halliburton and Halliburton Energy Services (excluding, in each case, dormant subsidiaries). In addition, if at any time prior to the Collateral Release Date our long-term senior unsecured debt is rated lower than BBB- by Standard & Poor's or lower than Baa3 by Moody's, then we shall, within 20 days in the case of personal property and within 45 days in the case of real property, take all action necessary to ensure that the Master LC Facility is also secured by a perfected, first priority lien on (a) the tangible and intangible assets (with customary exceptions) of Halliburton and Halliburton Energy Services and (b) the tangible and intangible assets (with customary exceptions) of certain of Halliburton Energy Services' directly or indirectly, wholly-owned domestic subsidiaries (except Halliburton Affiliates LLC, DII Industries LLC and each of their respective subsidiaries) (excluding, in each case, dormant subsidiaries). Such collateral will be shared pro rata with the lenders under the Revolving Credit Facilities and, to the extent that the aggregate principal amount of all LC Advances under the Master LC Facility and borrowings under the Revolving Credit Facilities exceed 5% of the consolidated net tangible assets of Halliburton and its subsidiaries, such collateral would also be shared pro rata with the holders of Halliburton's 8.75% notes due 2021, 3 1/8% convertible senior notes due 2023, medium term notes, 7.6% debentures due 2096, senior notes due 2005, 5 1/2% senior notes due 2010, the senior notes due 2007 (whether registered or unregistered) as well as any New Issuance to the extent that such New Issuance includes a requirement that the holders thereof be equally and ratably secured with Halliburton's other creditors (provided that the amount of such New Issuance which may be so secured does not exceed $500 million). Upon the occurrence of the Exit Date and the satisfaction of certain conditions, the Master LC Facility will be unsecured (the "Collateral Release Date"). The granting and perfection of collateral (including, without limitation, collateral consisting of foreign subsidiary stock pledges) will be subject to cost efficiency determinations reasonably made by the co-lead arrangers in consultation with us, taking into account, among other things, adverse tax consequences, administrative procedures required by local law or practice, and other parameters to be agreed.

     The interest rate per annum (calculated on a 360-day basis) applicable to the LC Advances is the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) for the two business days before the first day of any interest period for a period equal to such interest period, plus the greater of (x) the sum of the per annum rate used to calculate any fee on undrawn letters of credit payable pursuant to the original documents governing the relevant Facility LC plus 0.50% or (y) a margin ranging from 1.00% to 2.00%, which margin will be based on the lower of our credit rating by Standard & Poor's and Moody's (the "Applicable LC Facility Margin").

     We may select interest periods of one, two, three or six months for LIBOR rate advances. Interest based on the LIBOR rate would be payable in arrears at the end of the selected interest period, but no less frequently than quarterly.

     During the continuance of any default under the loan documentation, the interest rate on all advances owing under the loan documentation would increase by 2% per annum.

REVOLVING CREDIT FACILITIES

     In the fourth quarter of 2003, in connection with the proposed plan of reorganization of some of our subsidiaries, we entered into a secured revolving credit facility, which matures in October 2006 and provides for a total commitment of up to $700 million, and, in July 2004, we entered into a secured revolving credit facility, which matures in July 2005 and provides for a total commitment of up to $500 million (together, the "Revolving Credit Facilities").

     As of September 30, 2004, we had issued a letter of credit for approximately $172 million under the $700 million revolving credit facility to replace an existing letter of credit expiring on our Barracuda-Caratinga project, which reduced the availability under this revolving credit facility to $528 million. Aside from the letter of credit discussed above, the entire commitment under each of the Revolving Credit Facilities is available for standby and trade letters of credit (the "Letters of Credit").

     For so long as the Revolving Credit Facilities are secured by any collateral as set forth below, Halliburton Energy Services and certain domestic subsidiaries of Halliburton and Halliburton Energy Services will guaranty the obligations under the Revolving Credit Facilities. As used herein, "subsidiaries" of Halliburton and Halliburton Energy Services is determined after giving effect to the restructuring that occurred immediately prior to the Chapter 11 filing and excludes DII Industries and its subsidiaries during the period prior to the Exit Date.

     During the period from the closing date until satisfaction of the conditions for release of the collateral identified below, the advances and reimbursement obligations in respect of letters of credit will be secured by a perfected, first priority lien on (1) 100% of the stock of Halliburton Energy Services, (2) 100% of the stock or other equity interests owned by Halliburton or Halliburton Energy Services in certain first-tier domestic subsidiaries of Halliburton and Halliburton Energy Services (other than Halliburton Affiliates
LLC), (3) 66% of the stock or other equity interests of Halliburton Affiliates LLC and (4) 66% of the stock or other equity interests owned by Halliburton or Halliburton Energy Services of the first-tier foreign subsidiaries of Halliburton and Halliburton Energy Services (excluding, in each case, dormant subsidiaries). In addition, if at any time prior to the Collateral Release Date our long-term senior unsecured debt is rated lower than BBB- by Standard & Poor's or lower than Baa3 by Moody's, then we shall, within 20 days in the case of personal property and within 45 days in the case of real property, take all action necessary to ensure that the Revolving Credit Facilities are also secured by a perfected, first priority lien on (a) the tangible and intangible assets (with customary exceptions) of Halliburton and Halliburton Energy Services and
(b) the tangible and intangible assets (with customary exceptions) of all of Halliburton Energy Services' directly or indirectly wholly-owned domestic subsidiaries (except Halliburton Affiliates LLC, DII Industries and their respective subsidiaries) (excluding, in each case, dormant subsidiaries). Prior to the occurrence of the Collateral Release Date, the Revolving Credit Facilities will be required to be cash collateralized with the net proceeds of any sales of collateral, subject to certain exceptions. All collateral will be shared pro rata with the lenders under the Master LC Facility and, to the extent that the aggregate principal amount of all loans under the Revolving Credit Facilities and advances under the Master LC Facility exceeds 5% of the consolidated net tangible assets of Halliburton and its subsidiaries such collateral will also be shared pro rata with the holders of Halliburton's 8.75% notes due 2021, 3 1/8% convertible senior notes due 2023, medium term notes, 7.6% debentures due 2096, senior notes due 2005, 5 1/2% senior notes due October 2010, the senior notes due 2007 (whether registered or unregistered) and the notes as well as any other New Issuance to the extent that such New Issuance includes a requirement that the holders thereof be equally and ratably secured with Halliburton's other creditors (provided that the amount of such New Issuance which may be so secured does not exceed $500 million). Upon the occurrence of the Collateral Release Date, the Revolving Credit Facilities will be unsecured.

     The interest rate per annum (calculated on a 360-day basis) applicable to the advances is (1) the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) for the two business days before the first day of any interest period for a period equal to such interest period, plus a margin ranging from prior to the Exit Date 1.00% to 2.00% and after the Exit Date 0.875% to 1.875%, which margin will be based on the lower of our credit rating by Standard & Poor's and Moody's (the "Applicable Revolving Facility Margin") or (2) at our option, the highest of (a) the base rate of Citibank, N.A., (b) the Federal Funds rate plus 0.50% and (c) the latest three-week moving average of secondary market morning offering rates for three-month certificates of deposit, as determined by Citibank and adjusted for the cost of reserves and FDIC insurance assessments plus 0.50%, plus, in each case, a margin ranging from 0% to 0.875% based on the lower of our credit rating by Standard & Poor's and Moody's, (the "Base Rate").

     We may select interest periods of one, two, three or six months for LIBOR rate advances. Interest based on the LIBOR rate would be payable in arrears at the end of the selected interest period, but no less frequently than quarterly. Interest based on the Base Rate would be payable monthly in arrears.

     During the continuance of any default under the loan documentation, the interest rate on all advances owing under the loan documentation would increase by 2% per annum.

CONDITIONS TO RELEASE OF COLLATERAL

     As described above under "-- Master LC Facility" and "-- Revolving Credit Facilities," borrowings under the Master LC Facility and the Revolving Credit Facilities are secured by a perfected, first-priority lien, on certain of our assets. Any such liens will be released upon satisfaction of all the following conditions:

     - completion of the Chapter 11 plan of reorganization of DII Industries, Kellogg Brown & Root and our other affected subsidiaries.

     - there is no proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (1) could reasonably be expected to have a material adverse effect on our business, condition (financial or otherwise), operations, performance, properties or prospects on a consolidated basis except for litigation that is pending or threatened prior to the effective date of the Revolving Credit Facilities and Master LC Facility and disclosed to the lenders under the Revolving Credit Facilities and the Master LC Facility or (2) purports to affect the legality, validity or enforceability of our obligations or the rights and remedies of any of the lenders under the Revolving Credit Facilities and the Master LC Facility, and there shall have been no material adverse change in the status or financial effect on us on a consolidated basis of the disclosed litigation;

     - our long-term senior unsecured debt is rated BBB or higher (stable outlook) by Standard & Poor's and Baa2 or higher (stable outlook) by Moody's and these ratings have been recently confirmed by Standard & Poor's and Moody's;

     - there is no material adverse change (which term shall not be deemed to refer to the commencement of the Chapter 11 filing) since December 31, 2002 in our business, condition (financial or otherwise), operations, performance, properties or prospects, except as disclosed in our June 30, 2003 quarterly report on Form 10-Q and except for the accounting charges to be taken directly in connection with the plan of reorganization payments; and

     - we are not in default under either of the Revolving Credit Facilities or the Master LC Facility.

                              DESCRIPTION OF NOTES

     We issued the notes under an indenture dated as of October 17, 2003, between us and JP Morgan Chase Bank, as trustee (the "base indenture"), as supplemented by the Third Supplemental Indenture thereto, dated as of January 26, 2004, establishing the terms of the notes between Halliburton and the trustee (the "third supplemental indenture" and together with the base indenture, the "indenture"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. We issued the notes on January 26, 2004.

     The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety and this summary is qualified in its entirety by reference to the full and complete text of the indenture. We urge you to read the indenture and the notes because they, and not this description, define your rights as holders of the notes. You may request copies of those documents in substantially the form in which they have been or will be executed by writing or telephoning us at our address and telephone number shown under the caption "Where You Can Find More Information."

     The definitions of capitalized terms used in this section without definition are set forth below under "-- Definitions." In this description, the word "Halliburton," "we" or "us" means only Halliburton Company and not any of its subsidiaries.

GENERAL

     The notes are our senior unsecured obligations and rank equally with all our other existing and future senior unsecured indebtedness. In addition, except as otherwise provided herein, the notes are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness and to any indebtedness of our subsidiaries to the extent of the assets of those subsidiaries.

     The indenture does not contain any financial covenants. In addition, we are not restricted under the indenture from paying dividends or issuing or repurchasing our securities. The indenture does not restrict our ability to incur additional indebtedness in the future. Halliburton may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes.

     You will not be afforded protection in the event of a highly leveraged transaction, or a change in control of us under the indenture.

     Holders are not required to pay a service charge for registration or transfer of their notes. We may, however, require holders to pay any tax or other governmental charge in connection with the transfer. We are not required to register the transfer of any notes or portion of any notes surrendered for redemption or repurchase by us but not withdrawn.

PRINCIPAL; MATURITY; INTEREST

     We issued $500,000,000 aggregate principal amount of notes. The notes were issued only in fully registered form without coupons, in denominations of $1,000 and whole multiples of $1,000.

     The notes will mature on January 26, 2007 unless earlier redeemed by us.

     The notes bear interest at a floating rate. Interest on the notes is payable in cash quarterly on the 26th day of January, April, July and October of each year, beginning April 26, 2004. Interest on the notes is payable to holders of record of the notes on the immediately preceding 1st day of January, April, July and October, as the case may be.

     The notes bear interest for each interest period at a rate determined by JPMorgan Chase Bank, acting as calculation agent. The interest rate on the notes for a particular interest period will be a per annum rate equal to LIBOR as determined on the interest determination date plus 0.75%. The interest determination date for an interest period will be the second London business day preceding the commencement of such interest period.

The interest determination date for the notes for the first interest period was January 26, 2004. Promptly upon determination, the calculation agent will inform the trustee and Halliburton of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of notes, the trustee and Halliburton.

     "LIBOR" means the London interbank offered rates. London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1 million, as such rate appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on such interest determination date. If Telerate Page 3750 is replaced by another service or ceases to exist, the calculation agent will use the replacing service or such other service that may be nominated by the British Bankers' Association for the purpose of displaying LIBOR for U.S. dollar deposits.

     If no offered rate appears on Telerate Page 3750 on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with Halliburton) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1 million are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1 million that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for next interest period will be set equal to the rate of LIBOR for the then-current interest period.

     Upon request from any noteholder, the calculation agent will provide notice of the interest rate in effect on the notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

     Interest on the notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year. Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the notes will be payable in arrears on the next scheduled interest payment date and on the date the notes mature. If interest is payable on, or if the date of maturity is, a date that is not a business day, that interest payment, or the payment of principal, as applicable, will be paid on the next succeeding business day and no interest will accrue on that payment during the period between the scheduled payment date and the next succeeding business day.

     We will maintain an office in Dallas, Texas, for the payment of interest, which shall initially be an office or agency of the trustee.

     We will pay interest either by check mailed to your address as it appears in the note register or, at our option, with respect to global notes, by wire transfer in immediately available funds. Payments to The Depository Trust Company, New York, New York, which we refer to as DTC, or its nominee will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

OPTIONAL REDEMPTION

     No sinking fund is provided for the notes, which means that the indenture will not require us to redeem or retire the notes periodically. However, the notes will be redeemable at our option, in whole or in part, on each quarterly interest payment date occurring on or after January 26, 2005, in principal amounts of $1,000 or any integral multiple of $1,000 for an amount equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

     We will mail notice of a redemption not less than 30 days nor more than 60 days before the redemption date to the trustee and holders of notes to be redeemed.

     If we are redeeming less than all the notes, the trustee will select the particular notes to be redeemed pro rata, by lot or by another method the trustee deems fair and appropriate. Unless there is a default in payment of the redemption amount, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. We will pay 100% of the principal amount of the notes at the maturity of those notes.

     Except as described above, the notes will not be redeemable by us prior to maturity.

RANKING

     The notes are our senior unsecured obligations and rank equally with all of our existing and future unsecured senior indebtedness. In addition, except as otherwise provided herein, the notes are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness and to any indebtedness of our subsidiaries to the extent of the assets of those subsidiaries.

     As of September 30, 2004, we had outstanding approximately $3.955 billion of unsecured indebtedness, no secured indebtedness and no subordinated indebtedness. As of the date of this prospectus, we had no outstanding advances under our Master LC Facility, our $700 million revolving credit facility or our $500 million 364-day revolving credit facility and no other outstanding secured indebtedness. As of September 30, 2004, availability under our $700 million revolving credit facility had been reduced to $528 million. At September 30, 2004, the aggregate indebtedness of our subsidiaries was approximately $109 million, and other liabilities of our subsidiaries, including trade payables, accrued compensation, advanced billings, income taxes payable, other liabilities (other than asbestos and intercompany liabilities) were approximately $5.7 billion, and accrued asbestos and silica liabilities were approximately $4.4 billion. As of September 30, 2004, our subsidiaries had no secured indebtedness and no subordinated indebtedness outstanding.

     In the fourth quarter of 2003, we entered into (1) the Master LC Facility intended to ensure that existing letters of credit supporting our contracts remain in place during the Chapter 11 proceedings of some of our subsidiaries, which allows advances until December 31, 2004, and (2) a secured $700 million revolving credit facility for general working capital purposes, which matures in October 2006. In July 2004, we entered into an additional secured $500 million 364-day revolving credit facility for general working capital purposes with terms substantially similar to our $700 million revolving credit facility. The terms of the notes and the credit facilities provide that the notes and certain of our previously issued debt securities and limited amounts of new issuances of debt, if similarly entitled, will share in collateral pledged to secure borrowings under the credit facilities if and when the total of all the Secured Debt (as defined in the notes) exceeds 5% of the consolidated net tangible assets of Halliburton and its subsidiaries. The terms of the credit facilities limit the amount of indebtedness we can issue that would be equally and ratably secured with indebtedness under the credit facilities. The terms of the credit facilities provide that collateral pledged to secure borrowings under the credit facilities will be released after (1) completion of the Chapter 11 plan of reorganization of DII Industries, Kellogg Brown & Root and our other affected subsidiaries, and (2) satisfaction of other conditions described in this prospectus. For additional information, see "Description of Selected Settlement-Related Indebtedness."

     The notes are not be guaranteed by any of our subsidiaries. Borrowings under the credit facilities are guaranteed by some of our subsidiaries. Accordingly, the notes are structurally subordinated to the debt guaranteed by our subsidiaries. The terms of the credit facilities provide that any of these subsidiary guarantees will be released after (1) completion of the Chapter 11 plan of reorganization of DII Industries, Kellogg Brown & Root and our other affected subsidiaries, and (2) satisfaction of the other conditions described in this prospectus. For additional information, see "Description of Selected Settlement-Related Indebtedness."

     The notes are our exclusive obligation. Our cash flow and our ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

     We are obligated to pay reasonable compensation to the trustee and calculation agent and to indemnify the trustee and calculation agent against certain losses, liabilities or expenses incurred by the trustee and calculation agent in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of holders of notes in respect of all funds collected or held by the trustee.

     For more information regarding the indebtedness and subsidiary guarantees described above, see "Description of Selected Settlement-Related Indebtedness."

COVENANTS

     Under the indenture, there are no covenants restricting our ability to incur additional debt, issue additional securities, maintain any asset ratios or create or maintain any reserves. See "Risk Factors -- We will be able to incur more indebtedness and the risks associated with our leverage, including our ability to service our indebtedness, will increase as we incur additional indebtedness." However, the indenture does contain other covenants for your protection, including those described below. The covenants summarized below will apply to the notes (unless waived or amended) as long as the notes are outstanding.

  RESTRICTIONS ON SECURED DEBT

     Except as provided below, we will not, and will not cause, suffer or permit any of our Restricted Subsidiaries to, create, incur or assume any Secured Debt without equally and ratably securing the notes. In that circumstance, we must also equally and ratably secure any of our other indebtedness or any indebtedness of such Restricted Subsidiary then similarly entitled. However, the foregoing restrictions will not apply to:

     - specified purchase money mortgages;

     - specified mortgages to finance construction on unimproved property;

     - mortgages existing on property at the time of its acquisition by us or a Restricted Subsidiary;

     - mortgages existing on the property or on the outstanding shares or indebtedness of a corporation at the time it becomes a Restricted Subsidiary;

     - mortgages on property of a corporation existing at the time the corporation is merged or consolidated with us or a Restricted Subsidiary;

     - mortgages in favor of governmental bodies to secure payments of indebtedness; or

     - extensions, renewals or replacement of the foregoing; provided that their extension, renewal or replacement must secure the same property and does not create Secured Debt in excess of the principal amount then outstanding.

     We and any Restricted Subsidiaries may create, incur or assume Secured Debt not otherwise permitted or excepted without equally and ratably securing the notes if the sum of:

     - the amount of the Secured Debt (not including Secured Debt permitted under the foregoing exceptions), plus

     - the aggregate value of Sale and Leaseback Transactions in existence at the time (not including Sale and Leaseback Transactions the proceeds of which are or will be applied to the retirement of the notes or other funded indebtedness of us and our Restricted Subsidiaries as described below), does not at the time exceed 5% of Consolidated Net Tangible Assets.

  LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS

     The indenture also prohibits Sale and Leaseback Transactions unless:

     - Halliburton or the Restricted Subsidiary owning the Principal Property would be entitled to incur Secured Debt equal to the amount realizable upon the sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the notes; or

     - Halliburton or a Restricted Subsidiary apply an amount equal to the value of the property so leased to the retirement (other than mandatory retirement), within 120 days of the effective date of any such arrangement, of indebtedness for money borrowed by Halliburton or any Restricted Subsidiary (other than such indebtedness owned by Halliburton or any Restricted Subsidiary) which was recorded as funded debt as of the date of its creation and which, in the case of such indebtedness of Halliburton, is not subordinate and junior in right of payment to the prior payment of the notes.

Provided, however, that the amount to be so applied to the retirement of such indebtedness shall be reduced by:

     - the aggregate principal amount of any notes delivered within 120 days of the effective date of any such arrangement to the trustee for retirement and cancellation; and

     - the aggregate principal amount of such indebtedness (other than the notes) retired by Halliburton or a Restricted Subsidiary within 120 days of the effective date of such arrangement.

     As of the date of this prospectus, our board of directors has not designated any property of Halliburton or of any Restricted Subsidiary as a Principal Property because, in the opinion of our management, no single property or asset is of material importance to the total business of our company and our Restricted Subsidiaries taken as a whole. As a result, unless a Principal Property is designated by our board of directors, the limitation on Sale and Leaseback Transactions would not limit or prohibit any Sale and Leaseback Transactions by us or a Restricted Subsidiary.

  RESTRICTIONS ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     Halliburton will not, in any transaction or series of transactions, consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any person, unless:

     (1) either (a) Halliburton shall be the continuing person or (b) the person (if other than Halliburton) formed by such consolidation or into which Halliburton is merged, or to which such sale, lease, conveyance, transfer or other disposition shall be made is organized and validly existing under the laws of the United States, any political subdivision thereof or any State of the United States or the District of Columbia and the successor company (if not Halliburton) will expressly assume, by supplemental indenture, the due and punctual payment of the principal of, premium (if any) and interest on the notes and the performance of all the obligations of Halliburton under the notes and the indenture;

     (2) immediately after giving effect to such transaction or series of transactions, no default or event of default (as described below) shall have occurred and be continuing or would result from the transaction; and

     (3) Halliburton delivers to the trustee the certificates and opinions required by the indenture.

     For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of Halliburton, which properties and assets, if held by Halliburton instead of such subsidiaries, would constitute all or substantially all of the properties and assets of Halliburton on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Halliburton.

     The successor company will succeed to, and be substituted for, and may exercise every right and power of, Halliburton under the indenture. In the case of a sale, conveyance, transfer or other disposition (other than a lease) of all or substantially all its assets, Halliburton will be released from all of the obligations under the indenture and the notes.

     Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a person.

EVENTS OF DEFAULT

     The following are events of default with respect to the notes:

     - failure to pay any interest or additional interest amounts, if any, when due, continued for 30 days;

     - failure to pay principal or premium, if any, when due;

     - breach or failure to perform any other covenant or agreement in the indenture applicable to the notes (other than any agreement or covenant that has been included in the base indenture and any other supplement thereto solely for the benefit of other series of debt securities issued under the base indenture and any other supplement thereto), continued for 60 days after written notice of such failure by the trustee or the holders of at least 25% in aggregate principal amount of the affected notes then outstanding;

     - failure to make any payment at maturity on any indebtedness, upon redemption or otherwise, in the aggregate principal amount of $125 million or more, after the expiration of any applicable grace period, and such amount has not been paid or discharged within 30 days after notice is given in accordance with the terms of such indebtedness;

     - a default by us on any indebtedness that results in the acceleration of any such indebtedness in the aggregate principal amount of $125 million or more so that it becomes due and payable prior to the date on which it would otherwise become due and payable and such acceleration is not rescinded within 30 days after notice is given in accordance with the terms of such indebtedness;

     - specific events relating to our bankruptcy, insolvency or reorganization, whether voluntary or not.

     A default under one series of notes will not necessarily be a default under any other series of debt securities issued under the indenture.

     If any event of default occurs for the notes and continues for the required amount of time, the trustee or the holders of not less than 25% of the principal amount of the then-outstanding notes (or, in some cases, 25% in principal amount of all securities issued under the base indenture and any supplement thereto that are affected, voting as one class) may declare the notes due and payable, together with all accrued and unpaid interest, if any, immediately by giving notice in writing to us (and to the trustee, if given by the holders). Notwithstanding the preceding, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization with respect to Halliburton, all outstanding notes will become due and payable without further action or notice. The holders of a majority in principal amount of the then-outstanding notes (or, in some cases, of all securities issued under the base indenture and any supplement thereto that are affected, voting as one class), may rescind the declaration under circumstances specified in the indenture.

     No holder of a note then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, the indenture, unless:

     - the holder has given to the trustee written notice of the occurrence and continuance of a default for the notes;

     - the holders of at least 25% in principal amount of the then-outstanding notes have made a written request to the trustee to institute the suit, action or proceeding and have offered to the trustee the reasonable indemnity it may require; and

     - the trustee for 60 days after its receipt of the notice, request and offer of indemnity has neglected or refused to institute the requested action, suit or proceeding, and during that 60 day period the holders of a majority in principal amount of the then-outstanding notes do not give the trustee a direction inconsistent with the request.

     The right of each holder of a note to receive payment of the principal of, premium, if any, or interest on a note on or after the respective due dates and the right to institute suit for enforcement of any payment obligation may not be impaired or affected without the consent of that holder.

     The holders of a majority in aggregate principal amount of the then-outstanding notes (or of all debt securities issued under the base indenture and any other supplement thereto that are affected, voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on the trustee if that direction is not in conflict with applicable law and would not involve the trustee in personal liability.

     We will be required to furnish to the trustee annually a statement as to the fulfillment of all of our obligations under the indenture.

DEFEASANCE

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If any combination of funds or government securities are deposited with the trustee sufficient to make payments on the notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

     - we will be discharged from our obligations with respect to the notes ("legal defeasance"); or

     - we will no longer have any obligation to comply with the restrictive covenants, the merger covenant and other specified covenants under the indenture, and the related events of default will no longer apply ("covenant defeasance").

     If notes are defeased, the holders of the notes will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive.

     We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for United States federal income tax purposes and that holders will be subject to federal income tax in the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

MODIFICATIONS

     We and the trustee may amend or supplement the indenture if holders of a majority in principal amount of the then-outstanding notes and all other series of securities issued under the base indenture and any other supplement thereto that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of each holder of a note, however, no modification may:

     - reduce the percentage stated above of the holders who must consent to an amendment or supplement to or waiver of the indenture;

     - reduce the rate or change the time of payment of interest on the notes;

     - extend the stated maturity of the principal of the notes;

     - reduce the amount of the principal of or premium, if any, on the notes;

     - reduce any premium payable on the redemption of any note or change the time at which any note may be redeemed;

     - change the coin or currency in which principal, premium, if any, and interest are payable to the holder;

     - impair or affect the right to institute suit for the enforcement of any payment of principal of or interest on any note;

     - make any change in the percentage of principal amount of notes necessary to waive compliance with specified provisions of the indenture; or

     - waive a continuing default or event of default in payment of principal or premium, if any.

     From time to time, we and the trustee may enter into supplemental indentures without the consent of the holders of the notes to, among other things:

     - cure any ambiguity, omission, defect or any inconsistency in the indenture;

     - evidence the assumption by a successor entity of our obligations under the indenture;

     - provide for uncertificated notes in addition to or in place of certificated notes;

     - secure the notes or add guarantees of or additional obligors on, the notes;

     - comply with any requirement in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

     - add covenants or new events of default for the protection of the holders of the notes;

     - amend the indenture in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the holders of outstanding notes of any series of notes; or

     - evidence the acceptance of appointment by a successor trustee.

GOVERNING LAW

     The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

DEFINITIONS

     "Consolidated Net Tangible Assets" means the aggregate amount of assets included on a consolidated balance sheet of Halliburton and its Restricted Subsidiaries, less:

     - applicable reserves and other properly deductible items;

     - all current liabilities; and

     - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles;

all in accordance with generally accepted accounting principles consistently applied.

     "Principal Property" means any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of Halliburton or of any Restricted Subsidiary, whether owned at or acquired after the date of the indenture, other than any pollution control facility, that in the opinion of our Board of Directors is of material importance to the total business conducted by us and our Restricted Subsidiaries as a whole. As of the date of this prospectus, our Board of Directors has not designated any property of Halliburton or any Restricted Subsidiary as a Principal Property because, in the opinion of our management, no single property or asset is of material importance to the total business of Halliburton and its Restricted Subsidiaries taken as a whole.

     "Restricted Subsidiary" means:

     - any Subsidiary of ours existing at the date of the indenture the principal assets and business of which are located in the United States or Canada, except sales financing, real estate and other Subsidiaries so designated; and

     - any other Subsidiary we designate as a Restricted Subsidiary.

     "Sale and Leaseback Transaction" means the sale or transfer by Halliburton or a Restricted Subsidiary (other than to Halliburton or any one or more of our Restricted Subsidiaries, or both) of any Principal Property owned by it that has been in full operation for more than 120 days prior to the sale or transfer with the intention of taking back a lease on such property, other than a lease not exceeding 36 months, and where the use by Halliburton or the Restricted Subsidiary of the property will be discontinued on or before the expiration of the term of the lease.

     "Secured Debt" means indebtedness (other than indebtedness among Halliburton and Restricted Subsidiaries) for money borrowed by Halliburton or a Restricted Subsidiary, or any other indebtedness of Halliburton or a Restricted Subsidiary on which interest is paid or payable, which in any case is secured by:

     - a mortgage or other lien on any Principal Property of Halliburton or a Restricted Subsidiary; or

     - a pledge, lien or other security interest on any shares of stock or indebtedness of a Restricted Subsidiary.

     "Subsidiary" of any person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by
(1) such person, (2) such person and one or more Subsidiaries of such person or
(3) one or more Subsidiaries of such person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Halliburton. As used herein, "Capital Stock" of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) of capital stock or other equity participations of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

INFORMATION CONCERNING THE TRUSTEE

     JPMorgan Chase Bank is the trustee under the indenture, the paying agent, the registrar and the custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

BOOK-ENTRY SYSTEM

     The notes were originally issued in the form of global certificates registered in the name of the depositary or its nominee. Upon issuance, all book-entry certificates were represented by one or more fully registered global certificates, without coupons. Each global certificate has been deposited with, or on behalf of, the depositary, a securities depositary, and has been registered in the name of the depositary or a nominee of the depositary. The depositary will thus be the only registered holder of the notes.

     Notes that are issued as described below under "-- Certificated Notes" will be issued in definitive form. Upon the transfer of notes in definitive form, such notes will, unless the global securities have previously been exchanged for notes in definitive form, be exchanged for an interest in the global securities representing the principal amount of notes being transferred.

     Purchasers of notes may hold interests in the global certificates through the depositary if they are participants in the depositary system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with the depositary. The depositary will maintain accounts showing the security holdings of its participants, and these participants will, in turn, maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry certificate will hold that certificate indirectly through a hierarchy of intermediaries, with the depositary at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The notes of each beneficial owner of a book-entry certificate will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of notes will generally not be considered the owner under the indenture. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded securities are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability of a beneficial owner to transfer book-entry notes.

     Investors who purchased notes in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the global certificate indirectly through Euroclear Bank, S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, societe anonyme ("Clearstream"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global certificate on behalf of their participants through their respective depositaries, which, in turn, will hold such interests in the global certificate in the depositaries' names on the books of the depositary.

     Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive certificate for any reason, including to sell certificates to persons in jurisdictions that require delivery of such certificates or to pledge such certificates, such holder must transfer its interest in the global certificate in accordance with the normal procedures of the depositary and the procedures set forth in the indenture.

     Cross-market transfers between the depositary, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in the depositary in accordance with the depositary's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global certificate in the depositary, and making or receiving payment in accordance with normal procedures for same- day funds settlement applicable to the depositary. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global certificate from a depositary participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the depositary settlement date and such credit or any interests in the global certificate settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global certificate by or through a Euroclear or Clearstream participant to a depositary participant will be received with value on the depositary settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in the depositary.

     A beneficial owner of book-entry notes represented by a global certificate may exchange the notes for definitive, certificated notes only if the conditions for such an exchange, as described under "-- Certificated Notes" are met.

     In this prospectus, references to actions taken by a holder of notes will mean actions taken by the depositary upon instructions from its participants, and references to payments means payments to the depositary, as registered holder.

     We expect that the depositary or its nominee, upon receipt of any payment will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the relevant global note as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global note held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     In order to ensure that the depositary's nominee will timely exercise a right conferred by the notes, the beneficial owner of that note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the depositary of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in the notes in order to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

     The depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act. The rules applicable to the depositary and its participants are on file with the SEC.

     The depositary may discontinue providing its services as securities depositary at any time by giving reasonable notice. Under those circumstances, in the event that a successor securities depositary is not appointed, definitive certificates are required to be printed and delivered.

     The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of that information.

CERTIFICATED NOTES

     The notes represented by the global securities are exchangeable for certificated notes in definitive form of like tenor as such notes if:

     - the depositary notifies us that it is unwilling or unable to continue as depositary for the global securities or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 90 days after the date of such notice;

     - an event of default has occurred and is continuing, and the depositary requests the issuance of certificated notes; or

     - we determine not to have the notes represented by a global note.

     Any notes that are exchangeable pursuant to the preceding sentence are exchangeable for certificated notes issuable in authorized denominations and registered in such names as the depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate principal amount to be registered in the name of the depositary or its nominee.

                         REGISTRATION RIGHTS AGREEMENT

     The following description is a summary of the material provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety, and this summary is qualified in its entirety by reference to the full and complete text of the registration rights agreement. We urge you to read the registration rights agreement because it, and not this description, defines your rights as holders of the notes. You may request copies of the registration rights agreement by writing or telephoning us at our address and telephone number shown under the caption "Where You Can Find More Information."

EXCHANGE OFFER REGISTRATION STATEMENT

     We issued the notes on January 26, 2004. In connection with the issuance of the notes, we and the initial purchasers entered into a registration rights agreement. In the registration rights agreement, we agreed to file an exchange offer registration statement with the SEC as soon as practicable, but no later than 120 days following the date the notes are first issued, and use our reasonable best efforts to have it declared effective as soon as practicable, but in no event later than 210 days following the date the notes are first issued. We also agreed to use our reasonable best efforts to cause the exchange offer registration statement to be effective continuously, to keep the exchange offer for the notes open for a period of at least 30 days and cause the exchange offer to be consummated no later than the 45th business day after the exchange offer registration statement is declared effective by the SEC. We were unable to have the exchange offer registration statement declared effective within 210 days following the date the notes were first issued.

SHELF REGISTRATION STATEMENT

     If:

     - on or prior to the time the exchange offer is completed, existing SEC interpretations are changed such that the notes received in the exchange offer would not be transferable without restriction under the Securities Act;

     - the exchange offer has not been completed within 255 days following the date the notes are first issued; or

     - the exchange offer is not available to any holder of the notes,

then we will:

     - file with the SEC as soon as practicable, but not later than 60 days after the time such obligation to file arises, a registration statement (a "shelf registration statement") providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the registrable securities held by any such holder;

     - use our reasonable best efforts to cause the shelf registration statement to become or be declared effective no later than 120 days after such shelf registration statement is filed; and

     - use our reasonable best efforts to keep the shelf registration statement continuously effective until the earliest of two years after the shelf registration is declared effective and the date when there are no outstanding registrable securities.

     We did not complete the exchange offer within 255 days following the date the notes were first issued. As a result, we have filed the shelf registration statement, of which this prospectus is a part.

     A holder who sells notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations).

     To be named as a selling securityholder in the shelf registration statement when it first becomes effective, holders must complete and deliver a questionnaire, the form of which can be obtained from Halliburton upon request, before the effectiveness of the shelf registration statement. If we receive from a holder of registrable securities a completed questionnaire, together with such other information as may be reasonably requested by us, after the effectiveness of the shelf registration statement, we will include the registrable securities covered thereby in the shelf registration statement, subject to restrictions on the timing provided in the registration rights agreement. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in this prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement.

     For the purposes of the registration rights agreement, "Registrable Securities" means:

     - each note until the earliest to occur of:

      -- the date on which such note is exchanged in a registered exchange offer,

      -- the date on which such note has been disposed of pursuant to and in a manner contemplated by the shelf registration statement,

      -- the date on which such note is sold pursuant to Rule 144 under the Securities Act under circumstances in which any legend borne by such note relating to restrictions on transferability thereof is removed,

      -- the note is eligible to be sold pursuant to Rule 144(k) under the Securities Act, or

      -- the note is no longer outstanding; and

     - each exchange note issued to a broker-dealer in a registered exchange offer until resale of such exchange note by the broker-dealer within the 180-day period contemplated by the registration rights agreement.

ADDITIONAL INTEREST AMOUNTS

     The registration rights agreement also provides that:

     - if we fail to file any registration statement on or prior to the applicable deadline;

     - if such registration statement is not declared effective by the SEC on or before the applicable deadline;

     - if the exchange offer is not consummated within 45 business days after the exchange offer registration statement is declared effective; or

     - if any registration statement is declared effective but thereafter ceases to be effective or useable in connection with resales of the Registrable Securities during the periods specified in the registration rights agreement, for such time of non-effectiveness or non-usability (each, a "Registration Default Period"), we will pay to each holder of Registrable Securities affected thereby additional interest amounts in an amount equal to 0.25% per annum for the first 90 days of the Registration Default Period and an additional 0.25% per annum from and after the 91st day following the Registration Default Period. In no event shall additional interest amounts exceed 0.50% per annum. We shall not be required to pay additional interest amounts for more than one registration default at any given time. Following the cure of all registration defaults, the accrual of additional interest amounts will cease.

     We will pay all accrued additional interest amounts to holders entitled thereto in the same manner and at the same time as interest on the notes is paid. We are currently paying additional interest amounts.

                            SELLING SECURITYHOLDERS

     We originally issued the notes in a private placement. The notes were resold by the initial purchasers to qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The notes that may be offered under the prospectus will be offered by the selling securityholders, which includes their transferees, pledgees or donees or their successors. The following table sets forth certain information concerning the principal amount at maturity of notes beneficially owned by each selling securityholder that may be offered from time to time pursuant to the prospectus, as supplemented.

     The table below has been prepared based solely upon the information furnished to us by the selling securityholders named therein. Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement the prospectus accordingly.

     The selling securityholders listed below may offer and sell, transfer or otherwise dispose of, from time to time, some or all of their notes. No offer or sale, transfer or other disposition under this prospectus may be made by a holder of the notes unless that holder is listed in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective. However, a selling securityholder may offer and sell, transfer or otherwise dispose of some or all of its notes in transactions exempt from the registration requirements of the Securities Act without notifying us. As a result, the same restricted notes may be included in the table below as being held by more than one holder, and the total amount of the notes listed in the column titled "Principal Amount at Maturity of Notes Beneficially Owned That May be Sold" may represent an amount of notes in excess of the $500,000,000 we issued. However, the total principal amount at maturity of notes that may be sold hereunder will not exceed the $500,000,000 we issued. Further, we cannot give an estimate as to the amount of the notes that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their notes pursuant to the offering contemplated by the prospectus or otherwise in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

                                                         PRINCIPAL AMOUNT AT
                                                          MATURITY OF NOTES    PERCENTAGE OF
                                                         BENEFICIALLY OWNED        NOTES
NAME                                                      THAT MAY BE SOLD      OUTSTANDING
----                                                     -------------------   -------------
(1)                                                              (1)                (1)

---------------

(1) Information concerning selling securityholders of notes will be set forth in a pre-effective amendment and may be supplemented as needed through prospectus supplements, from time to time.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the notes. Unless otherwise stated, this summary deals only with holders who hold the notes as capital assets and who acquire the notes from a selling securityholder as described under "Selling Securityholders" pursuant to an offering of such notes under this prospectus in the first sale of such notes by such selling securityholder after the notes are first registered with the SEC. As used in this summary, "U.S. Holders" are any beneficial owners of the notes, that are, for United States federal income tax purposes: (1) citizens or residents of the United States, (2) corporations created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source or (4) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. As used in this summary, "Non-U.S. Holders" means holders of the notes that are individuals, corporations, estates or trusts that are not U.S. Holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Holders of notes that are a partnership or partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change and differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the conclusions described in this prospectus.

     This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors and does not discuss notes held as part of a hedge, straddle, "synthetic security" or other integrated transaction. This summary also does not address the tax consequences to certain former citizens or former long-term residents of the United States, U.S. Holders that have a functional currency other than the U.S. dollar or to shareholders, partners, members or beneficiaries of a holder of the notes. Further, it does not include any description of any alternative minimum tax consequences, United States federal estate or gift tax laws or the tax laws of any state or local government or of any foreign government that may be applicable to the notes.

     YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY, AND ANY OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

U.S. HOLDERS

  INTEREST PAYMENTS

     The interest paid on the notes will be taxable to a U.S. Holder as ordinary interest income, as received or accrued, in accordance with the holder's United States federal income tax method of accounting.

  ADDITIONAL INTEREST AMOUNTS

     We intend to take the position that the possibility that holders of the notes will be paid additional interest amounts as described under "Registration Rights Agreement" is a remote and incidental contingency as of the issue date of the notes within the meaning of the applicable Treasury regulations. Accordingly, any such additional interest amounts should be taxable to a U.S. Holder as ordinary income only at the time it accrues or is received in accordance with such U.S. Holder's regular method of tax accounting. Our determination that the payment of additional interest amounts is a remote and incidental contingency is binding upon all holders of the notes, unless a holder properly discloses to the IRS that it is taking a contrary position.

  SALE, EXCHANGE OR REDEMPTION

     Generally, the sale, exchange or redemption of notes will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder in the sale, exchange or redemption (other than amounts attributable to accrued but unpaid interest) and (b) the U.S. Holder's adjusted tax basis in the notes. A U.S. Holder's adjusted tax basis in notes will generally be equal to the holder's original purchase price for the notes.

     Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the note is more than one year. A reduced tax rate on capital gain generally will apply to an individual U.S. Holder if such holder's holding period for the note is more than one year at the time of disposition. The deductibility of net capital losses by individuals and corporations is subject to limitations.

NON-U.S. HOLDERS

     The rules governing United States federal income taxation of Non-U.S. Holders are complex and no attempt will be made in this offering circular to provide more than a summary of such rules. Non-U.S. Holders should consult with their own tax advisors to determine the effect of United States federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements and, in particular, the proper application of the United States federal withholding tax rules.

  INTEREST PAYMENTS

     Except as described below, United States federal withholding tax will not apply to interest paid on the notes to a Non-U.S. Holder, provided that: (1) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock entitled to vote within the meaning of section 871(h)(3) of the Code and Treasury regulations promulgated thereunder; (2) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us or any of our constituent partners; (3) the Non-U.S. Holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (a) the beneficial owner of notes certifies to us or our paying agent on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name, address and certain other information or (b) the beneficial owner holds its notes through certain foreign intermediaries or certain foreign partnerships and such holder satisfies certain certification requirements.

     To the extent a Non-U.S. Holder for any reason does not qualify for the withholding exemption described above, payments of interest will be subject to United States federal withholding tax unless the Non-U.S. Holder provides us or our agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States.

     If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business (and, if required by a tax treaty, the interest is attributable to a permanent establishment maintained in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and any gain realized on the sale or exchange of the notes in the same manner as if it were a U.S. Holder. In addition, if such a Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower tax rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  SALE, EXCHANGE OR REDEMPTION

     A Non-U.S. Holder will generally not be subject to United States federal income or withholding tax with respect to gain upon the sale, exchange, redemption or other disposition of notes, unless: (1) the income or gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by a tax treaty, the interest is attributable to a permanent establishment maintained in the United States); or
(2) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

     Income or gain effectively connected with a Non-U.S. Holder's conduct of a U.S. trade or business will generally be subject to regular United States federal income tax in the same manner as if it were realized by a U.S. Holder. Non-U.S. Holders that realize such income or gain with respect to the notes should consult their tax advisors as to the treatment of such income or gain. In addition, if such a Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower tax rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  U.S. HOLDERS

     Payments of interest made by us on, or the proceeds of the sale or other disposition of, the notes will generally be subject to information reporting. Additionally, United States federal backup withholding tax may apply if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, if any, or will be otherwise refundable, provided that the required information is furnished to the IRS in a timely manner.

  NON-U.S. HOLDERS

     Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of each payment of interest and the amount of tax, if any, that is withheld with respect to such payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Generally, information reporting and backup withholding of United States federal income tax at the applicable rate may apply to payments made by us or our agent to a Non-U.S. Holder if such holder fails to make the appropriate certification that the holder is a non-U.S. person or if we or our agent has actual knowledge or reason to know that the payee is a United States person.

     Payments of the proceeds of the sale of a note to or through a foreign office of a U.S. broker or of a foreign broker that is a "controlled foreign corporation" within the meaning of the Code, a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the United States, or, in certain cases, a foreign partnership will be subject to information reporting requirements, but not backup withholding, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge or reason to know that the payee is a U.S. Holder.

     Payments of the proceeds of a sale of a note to or through the United States office of a broker will be subject to information reporting and possible backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge or reason to know that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder of a note will be allowed as a credit against such holder's United States federal income tax, if any, or will be otherwise refundable, provided that the required information is furnished to the IRS in a timely manner.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the notes offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the notes will be the purchase price of the notes less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of notes to be made directly or through agents.

     The notes may be sold from time to time to purchasers:

     - directly by the selling securityholders and their successors, which includes their transferees, pledgees or donees or their successor; or

     - through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. As a result, any profits on the sale of the notes by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of the Securities Act and the Securities Exchange Act of 1934. If the notes are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The notes may be sold in one or more transactions at:

     - fixed prices;

     - prevailing market prices at the time of sale;

     - prices related to such prevailing market prices;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the notes may be listed or quoted at the time of the sale;

     - in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     - through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

     - through the settlement of short sales.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sales of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the notes in the course of hedging their positions. The selling securityholders may also sell the notes short and deliver notes to close out short positions, or loan or pledge notes to broker-dealers that in turn may sell the notes.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes by the selling securityholders.

     We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors -- There is no established trading market for the notes and there may never be one."

     There can be no assurance that any selling securityholder will sell any or all of the notes pursuant to this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes by other means not described in this prospectus. In addition, any notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The notes may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

     The selling securityholders and any other person participating in the sale of notes will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes to engage in marketmaking activities with respect to the particular notes being distributed. This may affect the marketability of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes.

     We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     Baker Botts L.L.P., Houston, Texas, our outside counsel, will issue opinions about certain legal matters in connection with the offering of the notes.

                                    EXPERTS

     The consolidated financial statements of Halliburton Company as of December 31, 2003 and 2002 and for the years then ended, have been incorporated by reference in this prospectus in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     KPMG's report dated February 18, 2004 refers to a change in the composition of Halliburton's reportable segments in 2003. The amounts in the 2002 and 2001 consolidated financial statements related to reportable segments have been restated to conform to the 2003 composition of reportable segments.

CHANGE IN INDEPENDENT AUDITORS

     The consolidated financial statements of Halliburton for December 31, 2001 incorporated by reference in this prospectus were audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto.

     On April 17, 2002, we dismissed Arthur Andersen LLP as our independent auditors and engaged KPMG LLP to serve as our independent auditors for the year ended December 31, 2002. The Arthur Andersen dismissal and the KPMG LLP engagement were approved by our Board of Directors upon the recommendation of our audit committee.

     Arthur Andersen's reports on our consolidated financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal year ended December 31, 2001 and through April 17, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to Arthur Andersen's satisfaction would have caused Arthur Andersen to make a reference to the subject matter in connection with Arthur Andersen's report.

     Arthur Andersen ceased to practice before the SEC effective August 31, 2002. Because of Arthur Andersen's current financial position, you may not be able to recover against Arthur Andersen for any claims you may have under securities or other laws as a result of Arthur Andersen's activities during the period in which it acted as our independent public accountants.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $500,000,000

                              HALLIBURTON COMPANY

                       SENIOR NOTES DUE JANUARY 26, 2007

                               (HALLIBURTON LOGO)

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                          , 2004

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses payable by Halliburton Company, a Delaware corporation ("Halliburton"), in connection with the offering described in this Registration Statement. The selling stockholder will not pay any of the following expenses:

SEC registration fee........................................  $ 63,350
Printing expenses...........................................    50,000
Accounting fees and expenses................................    75,000
Legal fees and expenses.....................................   100,000
Miscellaneous...............................................     3,000
                                                              --------
  Total.....................................................  $291,350
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware or DGCL, provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, other than an action by or in right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for:

     - expenses, judgments, and fines; and

     - amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding.

     Article X of Halliburton's restated certificate of incorporation together with Section 47 of its by-laws provide for mandatory indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding because:

     - the person is or was an officer or director of the registrant; or

     - is a person who is or was serving at the request of Halliburton as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise,

to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of Halliburton's restated certificate of incorporation and the by-laws were adopted or as each may be amended. Section 47 of Halliburton's by-laws and Article X of its restated certificate of incorporation expressly provide that they are not the exclusive methods of indemnification.

     Section 145 of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities asserted against such person in his or her capacity or arising out of his or her status as a director, officer, employee or agent of the company. A Delaware corporation has this power whether or not the corporation has the power to indemnify such person against the liability under Section 145 of the DGCL.

     Section 47 of the by-laws provides that Halliburton may maintain insurance, at its own expense, to protect itself and any director or officer of Halliburton or of another entity against any expense, liability, or loss. This insurance coverage may be maintained regardless of whether Halliburton would have the power to indemnify the person against the expense, liability, or loss under the DGCL.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, that provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the DGCL, relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock; or

     - for any transaction from which the director derived an improper personal benefit.

     Article XV of Halliburton's restated certificate of incorporation contains this type of provision.

     The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL and Halliburton's certificate of incorporation and by-laws.

ITEM 16.  EXHIBITS.

EXHIBIT
  NO.                         DESCRIPTION OF EXHIBIT
--------                      ----------------------
  4.1*     Senior Indenture dated as of October 17, 2003 between
           Halliburton and JPMorgan Chase Bank, as Trustee
           (incorporated by reference to Exhibit 4.1 to Halliburton's
           Form 10-Q for the quarter ended September 30, 2003, File No.
           1-3492).
  4.2*     Third Supplemental Indenture dated as of January 26, 2004
           between Halliburton and JPMorgan Chase Bank, as Trustee
           (incorporated by reference to Exhibit 4.1 to Halliburton's
           Registration Statement on Form S-4, Registration No.
           333-112977).
  4.3      Form of Senior Notes due 2007 (included as Exhibit A to
           Exhibit 4.2 above).
  4.4*     Registration Rights Agreement dated as of January 26, 2004 among Halliburton and J.P. Morgan Securities Inc., Citigroup
           Global Markets, Inc. and Goldman, Sachs & Co., as
           representatives of the several Purchasers named in Schedule
           I of the Purchase Agreement dated as of January 21, 2004
           (incorporated by reference to Exhibit 4.4 to Halliburton's
           Registration Statement on Form S-4, Registration No.
           333-112977).
  5.1      Opinion of Baker Botts L.L.P.
 12.1      Statement of computation of ratio of earnings to fixed
           charges.
 23.1      Consent of KPMG LLP.
 23.2      Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
 24.1      Power of Attorney.
 25.1      Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 of the Trustee on Form T-1.

---------------

* Incorporated by reference as indicated.

ITEM 17. UNDERTAKINGS.

     (a) Reg. S-K, Item 512(a) Undertaking: The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at 555 the termination of the offering.

     (b) Reg. S-K, Item 512(b) Undertaking: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Reg. S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) Reg. S-K, Item 512(i) Undertaking: The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 19, 2004.

                                          HALLIBURTON COMPANY

                                          By:        /s/ DAVID J. LESAR
                                            ------------------------------------
                                                       David J. Lesar
                                            Chairman of the Board, President and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on November 19, 2004.


          /s/ DAVID J. LESAR             Chairman of the Board, President, Chief Executive
--------------------------------------   Officer and Director (Principal Executive Officer)
            David J. Lesar

       /s/ C. CHRISTOPHER GAUT              Executive Vice President and Chief Financial
--------------------------------------         Officer (Principal Financial Officer)
         C. Christopher Gaut

         /s/ MARK A. MCCOLLUM            Senior Vice President and Chief Accounting Officer
--------------------------------------             (Principal Accounting Officer)
           Mark A. McCollum

                  *                                           Director
--------------------------------------
          Robert L. Crandall

                  *                                           Director
--------------------------------------
           Kenneth T. Derr

                  *                                           Director
--------------------------------------
          Charles J. DiBona

                  *                                           Director
--------------------------------------
             W.R. Howell

                  *                                           Director
--------------------------------------
             Ray L. Hunt

                  *                                           Director
--------------------------------------
           Aylwin B. Lewis

                  *                                           Director
--------------------------------------
           J. Landis Martin

                  *                                           Director
--------------------------------------
           Jay A. Precourt

                  *                                           Director
--------------------------------------
            Debra L. Reed

                  *                                           Director
--------------------------------------
              C.J. Silas


 *By:      /s/ MARGARET E. CARRIERE
        ------------------------------
             Margaret E. Carriere
               Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                         DESCRIPTION OF EXHIBIT
--------                      ----------------------
  4.1*     Senior Indenture dated as of October 17, 2003 between
           Halliburton and JPMorgan Chase Bank, as Trustee
           (incorporated by reference to Exhibit 4.1 to Halliburton's
           Form 10-Q for the quarter ended September 30, 2003, File No.
           1-3492).
  4.2*     Third Supplemental Indenture dated as of January 26, 2004
           between Halliburton and JPMorgan Chase Bank, as Trustee
           (incorporated by reference to Exhibit 4.1 to Halliburton's
           Registration Statement on Form S-4, Registration No.
           333-112977).
  4.3      Form of Senior Notes due 2007 (included as Exhibit A to
           Exhibit 4.2 above).
  4.4*     Registration Rights Agreement dated as of January 26, 2004 among Halliburton and J.P. Morgan Securities Inc., Citigroup
           Global Markets, Inc. and Goldman, Sachs & Co., as
           representatives of the several Purchasers named in Schedule
           I of the Purchase Agreement dated as of January 21, 2004
           (incorporated by reference to Exhibit 4.4 to Halliburton's
           Registration Statement on Form S-4, Registration No.
           333-112977).
  5.1      Opinion of Baker Botts L.L.P.
 12.1      Statement of computation of ratio of earnings to fixed
           charges.
 23.1      Consent of KPMG LLP.
 23.2      Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
 24.1      Power of Attorney.
 25.1      Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 of the Trustee on Form T-1.

---------------

* Incorporated by reference as indicated.